Exhibit 99.1

CONSENT OF PIPER JAFFRAY & CO.

Board of Directors

New England Bancorp, Inc.

1582 Iyannough Road

Hyannis, MA 02601

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated March 17, 2016, to the Board of Directors of New England Bancorp, Inc., a Massachusetts corporation (the “Company”), as Annex B to the proxy statement/prospectus contained in that certain Registration Statement of Independent Bank Corp., a Massachusetts corporation (“Independent”), on Form S-4 (the “Registration Statement”) relating to the proposed agreement and plan of merger involving the Company and Independent, and references made to our firm and such opinion in the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

/s/ Piper Jaffray & Co.

Boston, Massachusetts

May 6, 2016